                                                                       EXHIBIT 2

               --------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     SANTOS INTERNATIONAL HOLDINGS PTY LTD.

                             SANTOS ACQUISITION CO.

                                       AND

                              TIPPERARY CORPORATION

                                   DATED AS OF

                                  JULY 4, 2005

               --------------------------------------------------

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
ARTICLE I [RESERVED]..............................................................   1

ARTICLE II THE MERGER.............................................................   2

   2.1      The Merger............................................................   2
   2.2      Effective Time........................................................   2
   2.3      Effects of the Merger.................................................   2
   2.4      Articles of Incorporation and Bylaws..................................   2
   2.5      Directors and Officers of the Surviving Corporation...................   3
   2.6      The Shareholders' Meeting.............................................   3
   2.7      Board of Directors....................................................   4

ARTICLE III CONVERSION OF SECURITIES..............................................   6

   3.1      Effect on Capital Stock...............................................   6
   3.2      Surrender and Payment.................................................   7
   3.3      Treatment of Stock Options and Warrants...............................  10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................  10

   4.1      Organization..........................................................  10
   4.2      Capitalization........................................................  11
   4.3      Authorization; Validity of Agreement..................................  12
   4.4      No Violations; Approvals..............................................  13
   4.5      SEC Reports and Financial Statements..................................  14
   4.6      Absence of Certain Changes............................................  15
   4.7      Absence of Undisclosed Liabilities....................................  15
   4.8      Information to Be Supplied............................................  16
   4.9      Employee Benefit Plans; ERISA.........................................  16
   4.10     Litigation; Compliance with Law.......................................  20
   4.11     Intellectual Property.................................................  21
   4.12     Material Contracts....................................................  21
   4.13     Properties............................................................  22
   4.14     Taxes.................................................................  23
   4.15     Environmental Matters.................................................  24
   4.16     Investment Company....................................................  26
   4.17     Public Utility Holding Company Act....................................  26
   4.18     Required Vote by Company Shareholders.................................  26
   4.19     Brokers...............................................................  26
   4.20     Article 13.03 of the TBCA.............................................  27
   4.21     Oil and Gas...........................................................  27

   4.22     Recommendation of Company Board of Directors; Opinion of Financial ...  28
   4.23     Affiliate Transactions................................................  28
   4.24     Derivative Transactions and Hedging...................................  29
   4.25     Insurance.............................................................  29
   4.26     No Other Representations or Warranties................................  29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB..............  29

   5.1      Organization..........................................................  29
   5.2      Authorization; Validity of Agreement..................................  30
   5.3      Consents and Approvals; No Violations.................................  30
   5.4      Information to be Supplied............................................  31
   5.5      Interim Operations of Merger Sub......................................  31
   5.6      Financing.............................................................  31
   5.7      Beneficial Ownership of Shares........................................  31
   5.8      Brokers...............................................................  32
   5.9      No Other Representations or Warranties................................  32

ARTICLE VI COVENANTS..............................................................  32

   6.1      Interim Operations of the Company.....................................  32
   6.2      Acquisition Proposals.................................................  34
   6.3      Access to Information.................................................  38
   6.4      Further Action; Reasonable Best Efforts...............................  38
   6.5      Directors' and Officers' Insurance and Indemnification................  39
   6.6      Publicity.............................................................  40
   6.7      Merger Sub............................................................  40
   6.8      Employee Benefits.....................................................  40
   6.9      Other Covenants of Purchaser and Merger Sub...........................  41

ARTICLE VII CONDITIONS TO MERGER..................................................  42

   7.1      Conditions to Each Party's Obligation To Effect the Merger............  42

ARTICLE VIII TERMINATION..........................................................  43

   8.1      Termination...........................................................  43
   8.2      Effect of Termination.................................................  44

ARTICLE IX MISCELLANEOUS..........................................................  45

   9.1      Fees and Expenses.....................................................  45
   9.2      Amendment; No Waiver..................................................  45
   9.3      Survival..............................................................  46
   9.4      Notices...............................................................  46
   9.5      Interpretation; Definitions...........................................  47

   9.6      Headings; Schedules...................................................  52
   9.7      Counterparts..........................................................  52
   9.8      Entire Agreement......................................................  52
   9.9      Severability..........................................................  52
   9.10     Governing Law.........................................................  52
   9.11     Assignment............................................................  52
   9.12     Parties in Interest...................................................  53

              TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement......    48
Acquisition Agreement.....................    35
Acquisition Proposal......................    37
affiliates................................    48
Agreement.................................     1
Applicable Laws...........................     9
Article 5.12..............................     6
Articles of Incorporation.................     3
Articles of Merger........................     2
beneficial ownership......................    48
Board.....................................     1
Business Day..............................    48
Bylaws....................................     3
Certificate...............................     6
Certificate of Merger.....................     2
Closing...................................     2
Closing Date..............................     2
COBRA.....................................    18
Code......................................    48
Comet Ridge Joint Venture.................    48
Company...................................     1
Company Adverse Recommendation Change.....    36
Company Articles..........................     3
Company Assets............................    49
Company Balance Sheet.....................    16
Company Bylaws............................     3
Company Common Stock......................     1
Company Cumulative Preferred Stock........    11
Company Disclosure Letter.................    10
Company Employee..........................    41
Company Material Contracts................    22
Company Non-Cumulative Preferred Stock....    11
Company Notice............................    36
Company Preferred Stock...................    11
Company Properties........................    23
Company Property..........................    23
Company SEC Documents.....................    14
Confidentiality Agreement.................    49
Cut-Off Time..............................    11
Derivative Transaction....................    49
Dissenting Shares.........................     7
Effective Time............................     2
Environmental Claim.......................    49
Environmental Laws........................    49
ERISA.....................................    17
ERISA Affiliate...........................    17
ERISA Plan................................    17
Exchange Act..............................    14
Exchange Fund.............................     8
Form 15 Date..............................    42
GAAP......................................    15
Governmental Entity.......................    13
Hazardous Substance.......................    50
HLHZ......................................    27
Hydrocarbons..............................    27
Indemnitees...............................    39
Independent Directors.....................     5
Intellectual Property.....................    21
IPA.......................................     1
knowledge.................................    50
Leased Properties.........................    23
Leased Property...........................    23
Liens.....................................    12
Litigation................................    50
Material Adverse Effect...................    50
Merger....................................     1
Merger Consideration......................     7
Merger Sub................................     1
Merger Sub Common Stock...................     6
Merrill...................................    32
Oil and Gas Properties....................    51
Outside Date..............................    44
Owned Properties..........................    23
Owned Property............................    22
Parent....................................     2
Paying Agent..............................     7
PBGC......................................    17
Permitted Exceptions......................    51
Person....................................    51
Plans.....................................    17
Proxy Statement...........................     3
Purchaser.................................     1
Release...................................    51
Required Vote.............................    26
Reserve Report............................    27
Return....................................    51

SEC.......................................     3
SEC Staff.................................     3
Secretary of State........................     2
Securities Act............................    14
SGAA......................................    19
Shareholders' Meeting.....................     3
SIS.......................................    19
Specified Company SEC Documents...........    15
Stock Option Agreements...................    10
Stock Options.............................    10
Subsidiary................................    51
Superior Proposal.........................    37
Surviving Corporation.....................     2
SUSA......................................     1
Tax.......................................    52
Taxes.....................................    52
TBCA......................................     1
Termination Fee...........................    45
Third Party Acquisition Event.............    52
TOGA......................................    52
TOGA Credit Facility......................    52
Unit......................................    52
Warrant Agreements........................    10
Warrants..................................    10
Well......................................    52

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

            THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 4, 2005 (this "Agreement"), by and among Tipperary Corporation, a Texas corporation (the "Company"), Santos International Holdings Pty Ltd., a corporation incorporated under the laws of the Australian Capital Territory A.B.N. 57 057 585 869 ("Purchaser"), and Santos Acquisition Co., a Texas corporation and wholly-owned Subsidiary of Purchaser ("Merger Sub"), and amends and restates in entirety the Agreement and Plan of Merger, dated as of July 1, 2005, by and among the Company, Purchaser and Merger Sub.

            WHEREAS, the Boards of Directors of each of the Company, Purchaser and Merger Sub have each approved this Agreement and the merger of the Company with and into Merger Sub (the "Merger "), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Texas Business Corporation Act, as amended (the "TBCA";

            WHEREAS, the Board of Directors of the Company (the "Board") has determined that the Merger is fair to, and in the best interest of, its shareholders; and

            WHEREAS, on July 4, 2005, Slough Estates USA, Inc., a Delaware corporation ("SUSA"), the beneficial owner of approximately 53.64% of the issued and outstanding common stock, U.S.$0.02 par value, of the Company (the "Company Common Stock"), simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser's willingness to enter into this Agreement, Slough Estates plc, a public limited company organized under the laws of England and Wales and the ultimate parent of SUSA, entered into an Amended and Restated Interest Purchase Agreement (the "IPA") with Purchaser providing for certain matters with respect to its shares of Company Common Stock and certain other actions relating to the Merger and the other transactions contemplated by this Agreement, and this IPA amended and restated in its entirety the Interest Purchase Agreement, dated as of July 1, 2005, by and between Slough Estates plc and Purchaser.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   [RESERVED]

                                   ARTICLE II

                                   THE MERGER

            2.1 The Merger.

            Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the TBCA, Santos Ltd., a corporation incorporated under the laws of South Australia ("Parent"), shall cause Merger Sub to be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned Subsidiary of Purchaser. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation". Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all the obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

            2.2 Effective Time.

            As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Texas (the "Secretary of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with Article 5.04 of the TBCA. The Merger shall become effective when a certificate of merger (the "Certificate of Merger") is issued to the Surviving Corporation by the Secretary of State or at such later time as shall be agreed upon by Purchaser and the Company and specified in the Articles of Merger (the "Effective Time"). Prior to the filing referred to in this Section 2.2 and unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 8.1, a closing (the "Closing") shall be held at 10:00 a.m., Houston time, on a date to be specified by the parties hereto, which shall be no later than the Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VII (except for those conditions that can by their nature be satisfied only at the time of the Closing), but subject to the satisfaction or waiver of those conditions) (the "Closing Date"), at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002, unless another date and/or place is agreed to in writing by the parties hereto.

            2.3 Effects of the Merger.

            From and after the Effective Time, the Merger shall have the effects set forth in Article 5.06 of the TBCA.

            2.4 Articles of Incorporation and Bylaws.

            Pursuant to the Merger, (a) the Company's Articles of Incorporation, as in effect on the date of this Agreement (the "Company Articles"), shall be the Articles of

Incorporation of the Surviving Corporation (the "Articles of Incorporation") until thereafter changed or amended as provided therein or by Applicable Law, and (b) the Company's Bylaws, as in effect on the date of this Agreement (the "Company Bylaws"), shall be the Bylaws of the Surviving Corporation (the "Bylaws") until thereafter changed or amended as provided therein or by Applicable Law.

            2.5 Directors and Officers of the Surviving Corporation.

            From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

            2.6 The Shareholders' Meeting.

                  (a) As promptly as practicable after the execution of this Agreement, the Company shall, in accordance with Applicable Law and the Company Articles and the Company Bylaws:

                        (i) duly call, give notice of, convene and hold a special meeting of the holders of shares of Company Common Stock for the sole purpose of considering and voting upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement (such meeting, including any postponement or adjournment thereof, is referred to as the "Shareholders' Meeting"), and shall use its reasonable best efforts to hold the Shareholders' Meeting no later than 45 days after such date; and

                        (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to this Agreement, and take all lawful actions to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and, after consultation with Purchaser, to respond promptly to any comments made by the SEC or the staff of the SEC (the "SEC Staff") with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any amendments or supplements thereto, the "Proxy Statement") to be mailed to the holders of shares of Company Common Stock as soon as practicable, which Proxy Statement shall include all information required under Applicable Laws to be furnished to the holders of shares of Company Common Stock in connection with the Merger and the transactions contemplated by this Agreement; and

                        (iii) include in the Proxy Statement the recommendation of the Board to the extent not previously withdrawn in compliance with
      Section 6.2(e).

                  (b) The Company shall promptly notify Purchaser of any comments from the SEC Staff with respect to the Proxy Statement or any request of the SEC Staff for additional information and shall supply Purchaser with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC Staff, on the other hand, with respect to the Proxy Statement.

                  (c) Except as otherwise provided in Section 6.2, the Company, acting through the its board of directors, shall (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Notwithstanding any Company Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal with respect to the Company or any of its Subsidiaries, or any other fact or circumstance, the Company shall submit this Agreement to the shareholders of the Company at the Shareholders' Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by Applicable Law. At any such Shareholders' Meeting following any such withdrawal, amendment or modification of the recommendation of this Agreement by the Company's board of directors, the Company may submit this Agreement to its shareholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company's board of directors may not be rescinded or amended), in which event the Company's board of directors may communicate the basis for its lack of a recommendation or negative recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.

                  (d) Purchaser and Merger Sub hereby agree to vote all shares of Company Common Stock held by them in favor of the Merger at the Shareholders Meeting.

            2.7 Board of Directors.

                  (a) Promptly following the closing of the Transfer (as defined in the IPA) and for so long thereafter as Purchaser and/or Merger Sub own in aggregate more than fifty percent (50%) of the Company Common Stock, and subject to Section 2.7(c), Merger Sub shall be entitled to designate up to such number of directors, rounded up to the nearest whole number constituting at least a majority of the directors, on the Board (and on each board or other governing body of the Company's Subsidiaries) as will give Merger Sub representation on the Board (and on each board or other governing body of the Company's Subsidiaries) equal to the product of the number of directors on the Board (and on each board or other governing body of the Company's Subsidiaries) (giving effect in the case of the Board to any increase in the number of directors pursuant to this Section 2.3) and the percentage that such number of shares of Company Common Stock so purchased bears to the total number of outstanding shares of Company Common Stock, and the Company shall use all reasonable efforts to, upon Merger Sub's request, promptly, at Merger Sub's election, in accordance with Article 2.34 of the TBCA, increase the size of the Board (and each board or other governing body of the Company's Subsidiaries) and/or secure the resignation of such number of directors as is necessary to enable Merger Sub's designees to be elected to the Board (and to each board or other governing body of the Company's Subsidiaries) and to cause Merger Sub's designees to be so elected. At such times, subject to
Section 2.7(c), the Company will cause individuals designated by Merger Sub to constitute a majority of each committee of the Board (and each board or other governing body of the Company's Subsidiaries), other than the special committee of the Board established to take action under this Agreement which committee shall be composed only of Independent Directors (as defined below). The provisions of this Section 2.7(a) are in addition to and not in limitation of any rights which Merger Sub, Purchaser or any of their affiliates may otherwise have, subject to the terms of this Section 2.7, as a holder or beneficial owner of shares of Company Common Stock.

                  (b) The Company's obligation to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company promptly shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.7, provided, that, Merger Sub shall have timely provided to the Company the information and consents with respect to Merger Sub and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Merger Sub will supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

                  (c) In the event that Merger Sub's designees are elected or designated to the Board, then, until the Effective Time, the Company shall cause the Board to have at least seven directors, including at least three directors who are directors on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (such directors, the "Independent Directors"); provided, however, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company or its Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate three individuals who are directors on the date of this Agreement, provided that such individuals shall not be employees, officers or affiliates of the Company, Purchaser or Merger Sub (or, in the event there shall be less than two directors available to fill the vacancies as a result of such individuals' deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Prior to the Effective Time, Purchaser and Merger Sub shall cause any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of

Merger Sub or Purchaser or waiver of any of the Company's rights under this Agreement, not to be effected without the affirmative vote of a majority of the Independent Directors; provided, however, that if there shall be no Independent Directors then in office, such actions may be authorized by a majority vote of the Board in accordance with the terms and conditions of this Agreement.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

            3.1 Effect on Capital Stock.

            At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or the Company or their respective shareholders and shareholders, as applicable:

                  (a) Each share of common stock, par value U.S.$1.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value U.S.$0.02 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

                  (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of Company Common Stock owned by Purchaser, Merger Sub or the Company or any of their respective Subsidiaries or any shareholders properly exercising rights to dissent pursuant to Article 5.12 of the TBCA ("Article 5.12"), as provided in Section 3.1(d), shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or in the case of holders of Dissenting Shares the right to receive the applicable payments set forth in Section 3.1(d).

                  (c) Each share of the Company capital stock held in the treasury of the Company automatically shall be cancelled and retired and no payment shall be made in respect thereof. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Purchaser or any of its Subsidiaries shall be cancelled and retired and no payment shall be made in respect thereof.

                  (d) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder of Company Common Stock that is entitled to demand and properly demands payment of the fair value of such shares of Company Common Stock pursuant to, and that complies in all respects with, the provisions of Article 5.12 (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but, instead, such holder of Company Common Stock shall be entitled to such rights (but only such rights) as are granted by Article 5.12. At the Effective Time, all Dissenting Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Dissenting Shares shall cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by
Article 5.12. Notwithstanding the foregoing, if any such holder of shares of Company Common Stock (i) shall have failed to establish entitlement to relief as a dissenting shareholder as provided in Article 5.12, (ii) shall have effectively withdrawn demand for relief as a dissenting shareholder with respect to such Dissenting Shares or lost the right to relief as a dissenting shareholder and payment for such Dissenting Shares under Article 5.12, or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to the determination of the value of all such Dissenting Shares within the time provided in Article 5.12, such holder of Company Common Stock shall forfeit or, in the event a court of competent jurisdiction shall determine that holder of Company Common Stock is not entitled to the relief provided by Article 5.12, lose the right to relief as a dissenting shareholder with respect to such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(b) without interest. The Company shall give prompt notice to Purchaser of any demands for appraisal of any shares of Company Common Stock and any attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to shareholder dissent rights, and Purchaser shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

                  (e) The "Merger Consideration" shall be an amount equal to $7.43 cash per share of Company Common Stock.

            3.2 Surrender and Payment.

                  (a) Paying Agent and Exchange Fund. Prior to the Effective Time, on behalf of the holders of shares of Company Common Stock, Purchaser shall designate, or shall cause to be designated Morgan Guaranty & Trust Co. or another bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration in respect of Certificates, upon surrender of such Certificates in accordance with this Article III from time to time after the Effective Time (the "Paying Agent"). Prior to the Effective Time, Parent shall deposit, or cause Purchaser or Merger Sub to deposit, with the Paying Agent cash in amounts sufficient for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash, the "Exchange Fund"). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Purchaser, on a daily basis, provided that no such investment shall affect Purchaser's obligation to pay the Merger Consideration in accordance with the terms of this Agreement. Any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) that remains undistributed to the holders of shares of Company Common Stock one year after the date of the mailing required by Section 3.2(b) shall be delivered to Purchaser, upon demand by Purchaser, and holders of Certificates that have not theretofore complied with this Section 3.2 shall thereafter look only to Purchaser for payment of any claim to the Merger Consideration.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Purchaser shall instruct the Paying Agent to mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Purchaser may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be reasonably appointed by Purchaser, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 3.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or establish to the reasonable satisfaction of Purchaser that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

                  (c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(g), without any interest thereon.

                  (d) No Liability; Termination of Exchange Fund. None of Purchaser, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed one year after the Effective Time shall be returned to Purchaser, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Purchaser for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to Applicable Laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, "Applicable Laws"), become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with
Section 3.1(b) if the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, provide the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  (f) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

            3.3 Treatment of Stock Options and Warrants.

            The Company, the Board and each relevant committee of the Board shall, effective immediately prior to the consummation of the Merger, cause each option to purchase shares of Company Common Stock (collectively, the "Stock Options") and each warrant to purchase shares of Company Common Stock (collectively, the "Warrants") that is outstanding immediately prior to the consummation of the Merger, whether granted under the 1987 Employee Stock Option Plan or the 1997 Long-Term Incentive Plan, each as amended to date (collectively, the "Stock Option Agreements"), or under the Warrants set forth on Schedule 2.3(a) attached hereto (collectively, the "Warrant Agreements"), or otherwise, to become fully vested and/or exercisable. Immediately prior to the Effective Time, the Company shall cause each then outstanding Stock Option, to be cancelled in exchange for an amount in cash (less any applicable withholding), payable at the Effective Time, equal to the product of (i) the number of unexercised shares of Company Common Stock subject to such Stock Option and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option. Immediately prior to the Effective Time, the Company shall cause each then outstanding Warrant, to be cancelled in exchange for an amount in cash (less any applicable withholding), payable at the Effective Time, equal to the product of (i) the number of shares of Company Common Stock subject to such Warrant and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Warrant.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure letter delivered by the Company to Purchaser prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

            4.1 Organization.

            Each of the Company and its Subsidiaries is a corporation or other entity duly incorporated or formed, as the case may be, validly existing, and in good standing, where applicable, under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation or other entity and is in good standing, where applicable, in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. The Company has previously made available to Purchaser a complete and correct copy of each of the Company Articles and the Company Bylaws, as currently in effect.

            4.2 Capitalization.

                  (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 10,000,000 shares of cumulative preferred stock, par value U.S. $1.00 per share (the "Company Cumulative Preferred Stock") and 10,000,000 shares of non-cumulative preferred stock, par value U.S. $1.00 per share (the "Company Non-Cumulative Preferred Stock" and together with the Company Cumulative Preferred Stock, the "Company Preferred Stock"). As of the close of business on June 29, 2005 (the "Cut-Off Time"), (i) 41,360,994 shares of Company Common Stock are issued and outstanding, (ii) 9,600 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) no shares of Preferred Stock are issued and outstanding, (iv) 249,000 shares of Company Common Stock are reserved for issuance upon exercise of Stock Options under the Stock Option Plans, and (v) 3,579,900 shares of Company Common Stock are reserved for issuance under the Warrants. From the Cut-Off Time to the date of this Agreement, no additional shares of Company Common Stock have been issued (other than pursuant to Company Options and Company Warrants which were outstanding as of the Cut-Off Time and are disclosed in Section 4.2(a) of the Company Disclosure Letter), no additional Company Options or Company Warrants have been issued or granted, and there has been no increase in the number of shares of Company Common Stock issuable upon exercise of the Company Options and Company Warrants from those issuable under such Company Options and Company Warrants as of the Cut-Off Time. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding. All the outstanding shares of the Company's capital stock are, and all shares that may be issued or granted pursuant to the exercise of the Stock Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Except as set forth above or in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding or authorized (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company. Section 4.2(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Option and Company

Warrant outstanding as of the Cut-Off Time: (i) name of the holder; (ii) number of shares of Company Common Stock issuable upon exercise thereof; (iii) exercise price; and (iv) issue date. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

                  (b) (i) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company free and clear of any mortgage, lien, pledge, charge, encumbrance or other security interest (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or ownership interests) (collectively, "Liens"), other than such restrictions as may exist under Applicable Law, and all such shares or other ownership interests have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for (A) shares of capital stock or other securities of non-affiliates that (x) do not constitute more than a 5% interest in such non-affiliates or (y) have an aggregate value (per issuer) that does not exceed U.S.$100,000, and (B) the securities of the Subsidiaries of the Company or any Subsidiary of the Company, or is obligated to make any capital contribution to or other investment in any other Person.

                  (c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, no material indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

            4.3 Authorization; Validity of Agreement.

                  The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its shareholders as contemplated by Section 2.6 hereof if required by Applicable Law, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved and authorized by the Board and, other than approval and adoption of this Agreement and the Merger by the requisite vote of the holders of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the

Company, and assuming due authorization, execution and delivery of this Agreement by each of Purchaser and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            4.4 No Violations; Approvals.

                  (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Company Articles or Company Bylaws, or any provision of the certificate of incorporation, bylaws or similar governing documents of any of its Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other legally binding instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, or (iii) violate any federal, state, local or foreign order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their assets; except in the case of clause (ii) for such violations, breaches, defaults, Liens or failure to obtain consents which would not have a Material Adverse Effect on the Company.

                  (b) Except as set forth in Section 4.4(b) of the Company Disclosure Letter, no material filing or registration with, notification to, or authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any third party is legally required to be made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (ii) the approval and adoption of this Agreement and the Merger by the requisite vote of the shareholders of the Company, (iii) such filings, authorizations or approvals as may be required under any foreign competition laws, rules or regulations, and (iv) the filing of the Articles of Merger with the Secretary of State.

            4.5 SEC Reports and Financial Statements.

                  (a) The Company has filed with the SEC all forms and documents required to be filed by it since January 1, 2002 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), including (a) its Annual Reports on Form 10-K for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, respectively,
(b) its Quarterly Report on Form 10-Q for the period ended March 31, 2005, (c) all proxy statements relating to meetings of shareholders of the Company since January 1, 2002 (in the form mailed to shareholders) and (d) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 2002 (other than registration statements on Form S-8 or preliminary materials and registration statements in forms not declared effective). The documents described in clauses (a)-(c) above, as amended (whether filed before, on or after the date hereof), are referred to in this Agreement collectively as the "Company SEC Documents". Except as corrected in subsequent Company SEC Documents filed prior to the date hereof, the Company SEC Documents, including the financial statements and schedules included therein and the documents incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") as the case may be, and the applicable rules and regulations of the SEC thereunder.

                  (b) The December 31, 2004 consolidated balance sheet of the Company and the related consolidated statements of income, changes in shareholders' equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of March 31, 2005 and the related (i) unaudited consolidated statements of income for the three-month period then ended and (ii) unaudited consolidated statements of cash flows and changes in shareholders' equity for the three-month period then ended (in each case including the related notes, where applicable), as reported in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2005 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the results of the consolidated operations, cash flows and changes in shareholders' equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

            4.6 Absence of Certain Changes.

                  (a) Except as disclosed in the Company SEC Documents filed by the Company with the SEC prior to the date of this Agreement (the "Specified Company SEC Documents"), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 4.6(a) or except as set forth in Section 4.6 of the Company Disclosure Letter, since March 31, 2005 until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, (b) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, (c) neither the Company nor any of its Subsidiaries has
(i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of March 31, 2005, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, made any loans or paid any bonus (except for salary increases, bonus payments and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) had any union organizing activities, or
(v) revalued, or had knowledge of any reason that required revaluing, any of the Company Assets in any material respect, including writing down the value of any of the Company Assets or writing off notes or accounts receivable, in each case in any material respect and other than in the ordinary course of business consistent with past practice.

                  (b) The indebtedness outstanding under the TOGA Credit Facility as of the date of this Agreement is set forth on Section 4.6(b) of the Company Disclosure Letter.

            4.7 Absence of Undisclosed Liabilities.

                  Except as disclosed in the Specified Company SEC Documents, including as reflected or reserved against in the balance sheet dated as of March 31, 2005 constituting a portion of the financial statements included in the Company's Quarterly Report on Form 10-Q for the term ended March 31, 2005 (the "Company Balance Sheet") or in the notes thereto, to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Documents is responsive to the matters set forth in this Section 4.7, and except for liabilities in respect of Litigation (which are the subject of Section 4.10) and liabilities under Environmental Laws (which are the subject of Section 4.15), neither the Company nor any of its Subsidiaries had as of that date or would not be reasonably likely to have or result in any liabilities that were material to the Company and its Subsidiaries taken as a whole and that were required to be set forth in the Company Balance Sheets or the notes thereto in accordance with GAAP. Except as disclosed in the Specified Company SEC Documents, since the date of the Company Balance Sheet, neither the Company nor its Subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except for (a) liabilities incurred in the ordinary course of business, (b) liabilities that have not had a Material Adverse Effect on the Company, (c) liabilities resulting from the execution and delivery of this Agreement or relating to the transactions contemplated hereby, (d) liabilities in respect of Litigation (which are the subject of Section of 4.10), and (e) liabilities under Environmental Laws (which are the subject of Section 4.15).

            4.8 Information to Be Supplied.

                  (a) The Proxy Statement and the other documents required to be filed by the Company with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of its filing or, in the case of the Proxy Statement, on the date it is mailed to shareholders of the Company and at the time of the Shareholders' Meeting, and none of the written information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement or other documents required to be filed by the Company with the SEC will at the time the same are filed with the SEC and first published, sent or given to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) Notwithstanding the foregoing provisions of this Section 4.8, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Purchaser or Merger Sub expressly for inclusion or incorporation by reference therein or based on information which is not included in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.4.

            4.9 Employee Benefit Plans; ERISA.

                  (a) Section 4.9(a) of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA (defined below) ("ERISA Plan") and each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock award, severance or termination benefit, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, each employment, retention or severance agreement or arrangement which cannot be terminated in fewer than three months without liability or without liability exceeding the greater of or one week of salary for each year of service or one month of salary and each other material employee benefit plan, program, agreement or arrangement, currently or within the preceding 5 years sponsored, maintained or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" for purposes of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee or director of the Company or any ERISA Affiliate employed in the United States (the "Plans").

                  (b) With respect to each Plan, the Company has heretofore delivered or made available to Purchaser true and complete copies of each of the following documents:

                        (i) the Plan;

                        (ii) the most recent annual report and actuarial report;

                        (iii) the most recent Summary Plan Description required under ERISA with respect thereto;

                        (iv) if the Plan is funded through a trust or third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

                        (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code and each voluntary employees' benefit association intended to qualify under Section 501(c)(9) of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists (or would exist in the case of any Plan termination or withdrawal by any employer from the Plan) that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title, other than liability for contributions due in the ordinary course and premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which contributions and premiums have been paid when due), except for such liabilities that would not have a Material Adverse Effect on the Company.

                  (d) No "ERISA Plan", is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in
Section 4063(a) of ERISA.

                  (e) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, or any liens under those sections of ERISA and the Code, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date or with respect to the year following such fiscal year. Each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); no event has occurred before or since the date of such determination that would materially adversely affect such qualification; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under Section 501(a) of the Code. All contributions or other payments required to have been made by Company and its Subsidiaries to or under any Plan by Applicable Law or the terms of such Plan have been timely and properly made. Each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including but not limited to ERISA and the Code except where a failure to so operate or administer would not have a Material Adverse Effect on the Company. There are no pending, or to the knowledge of the Company, threatened, material claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (f) With respect to each Plan, on or following the Effective Date, the Surviving Corporation or the Purchaser or both shall have the right to terminate and amend the Plan at any time, and any such termination or amendment shall not result in any material increased cost.

                  (g) With respect to each Plan, all required filings with the government and all required notices to the participants of the Plan have been timely made.

                  (h) With respect to each Plan, there has been no violation of Sections 401 through 412 of ERISA, and no violation that would result in tax or penalties under Section 502 of ERISA or Section 4975 of the Code.

                  (i) The consummation of the transaction contemplated in this Agreement will not result in the payment, vesting or acceleration of any benefit.

                  (j) With respect to each Plan, no reportable event (as defined in Section 4043 of ERISA) has occurred.

                  (k) Except to the extent required under Sections 601 et seq. of ERISA and Section 4980B of the Code ("COBRA") no Plan provides for health or welfare benefits to any retired or former employee and there is no such benefit or payment to any such employee of the Company and its Subsidiaries or obligation to pay such benefit or make such payment.

                  (l) The Company and its Subsidiaries have complied with COBRA and the Health Insurance Portability and Accountability Act of 1996.

                  (m) No payment that is owed or may become due to any director, officer, employee, or agent of the Company or its Subsidiaries will be non-deductible to them or subject to tax under Section 280G or Section 4999 of the Code, and no requirement to "gross up" or otherwise compensate any such individual exists because of such a tax.

                  (n) The Company and its Subsidiaries have not violated the Worker Adjustment and Retraining Notification Act or any similar law.

                  (o) Each Subsidiary of the Company that employs personnel in
Australia:

                        (i) is not a party to any agreement or arrangement with any union or industrial organization in respect of superannuation benefits for any of its employees or sub-contractors;

                        (ii) has complied with its obligations under agreements with its employees and sub-contractors in respect of superannuation benefits in all material respects;

                        (iii) is only obliged to make employer contributions to the funds to which the employee contributions are made on behalf of each of its employees and sub-contractors at the relevant statutory rate per annum of their respective superannuation salaries in accordance with the Superannuation Guarantee (Administration) Act 1992 (Cth) ("SGAA") and other associated Applicable Laws;

                        (iv) only contributes to, and only has an obligation to make payments to superannuation funds which only provide accumulation benefits to its employees and sub-contractors;

                        (v) confirms that to the knowledge of the Company, the funds to which the employee contributions are made by such Subsidiary have satisfied all relevant Applicable Laws governing superannuation funds in all material respects, and in particular, have been complying superannuation funds within the meaning of the Superannuation Industry (Supervision) Act 1993 (Cth) ("SIS") and have otherwise been administered and managed by the trustee company in a manner that complies with the SIS in all material respects;

                        (vi) has complied in all material respects with all of its obligations, duties and liabilities under the governing rules of the funds to which employee contributions are made by such Subsidiary including making all contributions to the funds required to be made under their rules; and

                        (vii) has in all material respects made contributions to superannuation funds as required by any Applicable Law or agreement in respect of all employees (and anyone considered an employee for the purposes of the

      SGAA, including contributions required to be made in accordance with the SGAA to ensure that it incurs no liability for superannuation guarantee charge.

            4.10 Litigation; Compliance with Law.

                  (a) Except as disclosed in Section 4.10(a) of the Company Disclosure Letter and except for claims under Environmental Laws (which are the subject of Section 4.15), (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries , any of their respective properties or assets or any of the Company's officers or directors (in their capacities as such), (b) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company's officers or directors (in their capacities as such) that, in the case of either clause (a) or (b), individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company, and (c) there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of the Company or any of its Subsidiaries which would have a Material Adverse Effect on the Company.

                  (b) Except for ERISA (which is the subject of Section 4.9), Tax laws (which are the subject of Section 4.14), and Environmental Laws (which are the subject of Section 4.15), each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Applicable Laws and all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted which affect the respective businesses of the Company or any of its Subsidiaries, the Company Real Property and/or the Company Assets, and the Company and its Subsidiaries have not been and are not in violation in any material respect of any such Law or any licenses, permits, variances or approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted; nor has any notice, charge, claim or action has been received by the Company or any of its Subsidiaries or been filed, commenced, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of the foregoing, except in each case as would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

                  (c) The Company and its Subsidiaries hold all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted, except for licenses, permits, variances or approvals under Environmental Laws (which are the subject of Section 4.15) and except where the failure to hold such licenses, permits, variances or approvals has not had, or would not be reasonably likely to have or result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any license, permit, variance or approvals of Governmental Entities will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for any such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the merger or any other transactions contemplated hereby do not and will not violate any license, permit, variance or approvals of Governmental Entities, or result in any termination, modification or nonrenewal thereof, except in each case for any such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

            4.11 Intellectual Property.

                  (a) The Company and its Subsidiaries own free and clear of any Lien or possess licenses or other valid rights to use, all patents, patent rights, domain names, trademarks (registered or unregistered), trade dress, trade names, copyrights (registered or unregistered), service marks, trade secrets, know-how and other confidential or proprietary rights and information, inventions (patentable or unpatentable), processes, formulae, as well as all goodwill symbolized by any of the foregoing (collectively, "Intellectual Property") necessary in connection with the business of the Company and its Subsidiaries as currently conducted, except where the failure to possess such rights or licenses would not have a Material Adverse Effect on the Company.

                  (b) To the knowledge of the Company, except as disclosed in
Section 4.11 of the Company Disclosure Letter, (i) the conduct, products or services of the business of the Company and its Subsidiaries as currently conducted do not infringe upon any Intellectual Property of any third party except where such infringement would not have a Material Adverse Effect on the Company, (ii) there are no claims or suits pending or, to the knowledge of the Company, threatened (x) alleging that the Company's or its Subsidiaries' conduct, products or services infringe upon any Intellectual Property of any third party except where such infringement would not have a Material Adverse Effect on the Company, or (y) challenging the Company's or its Subsidiaries' ownership of, right to use, or the validity or enforcement of any license or other agreement relating to the Company's and its Subsidiaries' Intellectual Property except where such challenge would not have a Material Adverse Effect on the Company, and (iii) no Person is infringing upon any Intellectual Property of the Company or its Subsidiaries except where such infringement would not have a Material Adverse Effect on the Company. Except as set forth in Section 4.4 or
4.11 of the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any encumbrance on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such loss or encumbrance would not have a Material Adverse Effect on the Company.

            4.12 Material Contracts.

                  (a) Except as disclosed in the Specified Company SEC Documents, to the extent that it is reasonably apparent that the disclosure in the Specified

Company SEC Documents is responsive to the matters set forth in this Section 4.12(a), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which materially restrains, limits or impedes the Company's or any of its Subsidiaries', or will materially restrain, limit or impede the Surviving Corporation's, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company's or any of its Subsidiaries' or the Surviving Corporation's activities,
(iii) which is a material production sharing agreement, joint venture or operating agreement, balancing agreement, farm-out or farm-in agreement, enhanced oil recovery agreement, unitization and pooling agreement or other similar contract or agreement relating to the exploration, development and production of oil and natural gas, (iv) which is a material take-or-pay agreement or other similar agreement that entitles purchasers of production to receive delivery of Hydrocarbons without paying therefor, or (v) which is otherwise material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this
Section 4.12(a), whether or not set forth in Section 4.12(a) of the Company Disclosure Letter or disclosed in the Specified Company SEC Documents, is referred to herein as a "Company Material Contract." Except for the Gas Sales Agreement with OERL (a summary of which has been provided to Purchaser), the Company has previously made available to Purchaser true, complete and correct copies of each Company Material Contract.

                  (b) (i) Each Company Material Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract and (iv) to the knowledge of the Company, no other party to such Company Material Contract is in default in any respect thereunder, except in each case where there has not been, and would not be reasonably likely to be, individually or in the aggregate, a material adverse effect on the rights or remedies of the Company or its Subsidiaries under such Company Material Contracts.

            4.13 Properties.

                  (a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete and correct list of (i) all real property and interests in real property owned in fee by the Company or any its Subsidiaries (individually, an "Owned Property" and collectively, the "Owned Properties"), and (ii) all real property and interests in real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries as lessee (individually, a "Leased Property" and collectively, the "Leased Properties") setting forth information sufficient to specifically identify such Owned Real Property and Leased Properties, as the case may be, and the legal owner thereof. Such Leased Properties, together with the Owned Properties, are referred to herein individually as a "Company Property" and collectively as the "Company Properties."

                  (b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has good, marketable and insurable fee simple title to all of its respective Owned Properties and all buildings, structures and other improvements located thereon, free and clear of all Liens, except for Permitted Exceptions.

                  (c) Except as set forth in Section 4.13(c) of the Company Disclosure Letter, the Company or one of its Subsidiaries is in possession of the Leased Properties leased pursuant to each lease or sublease, and each such lease or sublease grants to the Company or its Subsidiary, as the case may be, the exclusive right to possess, without disruption, the Leased Property pursuant thereto. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Company Leases, free and clear of any liens, claims or encumbrances, except where the failure to have such good and valid title would not have a Material Adverse Effect.

                  (d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, each of the Company and its Subsidiaries has good and valid title to all its assets reflected on the Company Balance Sheet or acquired after the date thereof, except for (i) assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet, (ii) properties and assets the loss of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (iii) assets reflected on the Company Balance Sheet that are subject to a capital lease where the Company or any of its Subsidiaries is the lessee, and (iv) Permitted Exceptions.

            4.14 Taxes.

                  (a) All material Returns required to be filed with any taxing authority by the Company and its Subsidiaries have been filed in accordance with all Applicable Laws;

                  (b) the Company and its Subsidiaries have timely paid all material Taxes shown as due and payable on the Returns, other than those which are being contested in good faith by appropriate proceedings;

                  (c) as of the time of filing all such Returns were true and correct in all material respects;

                  (d) the Company has set up an adequate reserve for the payment of all Taxes anticipated to be payable in respect of the period subsequent to the last period when returns were filed;

                  (e) neither the Company nor any Subsidiary will have any liability for any Taxes in excess of the amounts paid or the reserves so established except to the extent that any such liability would not have a Material Adverse Effect;

                  (f) as of the date of this Agreement, there is no action, suit, proceeding, investigation, audit or claim pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision against the Company or any of its Subsidiaries that would result in a Material Adverse Effect;

                  (g) there are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which the Company or any of its Subsidiaries will be liable for any material Taxes of any Person other than the Company or any Subsidiary of the Company;

                  (h) neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes, nor is any request for such a waiver or extension pending;

                  (i) there are no Liens (subject to Permitted Exceptions) for Taxes on any asset of the Company or its Subsidiaries;

                  (j) neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any "listed transactions," as defined in Section 1.6011-4(b)(2) of the treasury regulations;

                  (k) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any voluntary change in method of accounting initiated by the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provisions of Applicable Law relating to state, local or foreign Tax); and

                  (l) no jurisdiction where the Company or any of its Subsidiaries does not file a Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Return for a material amount of Taxes for such jurisdiction.

            4.15 Environmental Matters.

                  (a) Except as disclosed in Section 4.15(a) of the Disclosure Letter, and except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession of all permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any communication (written or, if oral, would be reasonably likely to result in a formal claim) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the

Company or any of its Subsidiaries is not in compliance with Environmental Laws and that has not been resolved in all material respects.

                  (b) Except as disclosed in Section 4.15(a) of the Disclosure Letter, and for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

                  (c) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Company Real Property, or at any off-site location. The Company has provided or made available to Purchaser all material studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past and (y) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

                  (d) Except for such matters that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for such Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

                  (e) Without in any way limiting the generality of the foregoing, there are no underground storage tanks located at any property currently owned, leased or operated by the Company or any of its Subsidiaries.

                  (f) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances at any Company Real Property or (ii) to remove or remediate any Hazardous Substances from any Company Real Property.

                  (g) Purchaser and Merger Sub acknowledge that the representations and warranties contained in this Section 4.15 are the only representations and warranties being made by the Company with respect to compliance with, or liability or claims under, Environmental Laws or with respect to permits, licenses or governmental authorizations issued or required under Environmental Laws, that no other representation by the Company contained in this Agreement shall apply to any such matters and that no other representation or warranty, express or implied, is being made with respect thereto.

            4.16 Investment Company.

            Neither the Company nor any of its Subsidiaries is an "investment company," a company "controlled" by an "investment company," or an "investment adviser" within the meaning of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

            4.17 Public Utility Holding Company Act.

            Neither the Company nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

            4.18 Required Vote by Company Shareholders.

            The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock entitled to vote hereon is the only vote of the Company required by the TBCA, the Company Articles or the Company Bylaws to approve this Agreement and the transactions contemplated hereby (the "Required Vote").

            4.19 Brokers.

            Except for Houlihan Lokey Howard & Zukin ("HLHZ"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of HLHZ which fees and expenses shall be paid by the Company at the Closing; provided that, in the absence of sufficient cash, Purchaser shall fund the payment of such fees or expenses at closing without any reduction in the Merger Consideration. The Company's arrangements with HLHZ have been disclosed to Purchaser prior to the date hereof.

            4.20 Article 13.03 of the TBCA.

            Prior to the date of this Agreement, the Board has taken all action necessary to exempt under or make not subject to (a) the provisions of Article
13.03 of the TBCA or (b) any "fair price," "moratorium," "control share acquisition" or other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger and (c) the transactions contemplated by this Agreement.

            4.21 Oil and Gas.

                  (a) The Company has furnished Purchaser prior to the date of this Agreement with the report of Data Consulting Services, a division of Schlumberger Technology Corporation, estimating the Company's and its Subsidiaries' proved oil and gas reserves as of December 31, 2004 (the "Reserve Report"). The factual, non-interpretive data on which the Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Reserve Report was accurate in all material respects.

                  (b) All operated producing oil and gas wells included in the Reserve Report have been operated and produced and, to the knowledge of the Company, drilled, in accordance in all material respects with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and Applicable Law.

                  (c) All material proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil or natural gas ("Hydrocarbons") produced from the Oil and Gas Properties are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

                  (d) Except as disclosed in the Specified Company SEC Documents, neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitles purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

                  (e) The Company and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Reserve Report as attributable to interests owned by the Company and its Subsidiaries, except for those defects in title that do not have a Material Adverse Effect on the Company, and are free and clear of all Liens, except for
(i) Permitted Exceptions and (ii) Liens associated with obligations reflected in the Reserve Report. The oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the Oil and Gas Properties are legal, valid and binding and in full force and effect, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

                  (f) Section 4.21(f) of the Company Disclosure Letter sets forth the working interest and net revenue interest in the Comet Ridge Joint Venture of each of the parties to the Comet Ridge Joint Venture in respect of
(i) production, (ii) leasehold ownership and leasehold operating expenses, and
(iii) acquisition, drilling, development, workover and capital costs (both before and after project payout).

            4.22 Recommendation of Company Board of Directors; Opinion of Financial Advisor.

                  (a) The Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the shareholders of the Company, (ii) approving this Agreement and the transactions contemplated hereby, (iii) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the shareholders of the Company and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company's shareholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

                  (b) The Company has received an opinion of HLHZ to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Purchaser, Merger Sub or the Company) in the Merger is fair, from a financial point of view, to such holders, a signed copy of which has been, or will promptly be, delivered to Purchaser. The Company has received the approval of HLHZ to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to HLHZ's review of the Proxy Statement.

            4.23 Affiliate Transactions.

            The Specified SEC Company Documents sets forth all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors (or any of their respective Affiliates, other than the Company or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months, (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries, taken as a whole and (c) are not Company Plans disclosed in Section 4.9(a) of the Company Disclosure Letter.

            4.24 Derivative Transactions and Hedging.

            No Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) have been entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement.

            4.25 Insurance.

            Section 4.26 of the Company Disclosure Letter contains a complete and correct list of all material insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. With respect to any material insurance claim submitted by the Company or any of its Subsidiaries since January 1, 2004, neither the Company nor any of its Subsidiaries has received any refusal of coverage, reservation of rights or other notice that the issuer of the applicable insurance policy or policies is not willing or able to perform its obligations thereunder.

            4.26 No Other Representations or Warranties.

            Except for the representations and warranties contained in this
Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

      Parent, Purchaser and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

            5.1 Organization.

            Each of Parent, Purchaser, Merger Sub and each of their respective Subsidiaries is a corporation or other entity duly incorporated or formed, as the case may be, validly existing, and in good standing, where applicable, under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business as a foreign corporation or other entity and is in good standing, where applicable, in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed would not have a Material Adverse Effect on Purchaser. Each of

Purchaser and Merger Sub has previously made available to the Company a complete and correct copy of each of its certificate of incorporation and bylaws, as currently in effect.

            5.2 Authorization; Validity of Agreement.

            Each of Parent, Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective boards of directors of Purchaser and Merger Sub, Purchaser has approved and adopted this Agreement and the Merger and has caused the sole shareholder of Merger Sub to approve and adopt this Agreement, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement by Purchaser or Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Purchaser and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            5.3 Consents and Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement by Parent, Purchaser and Merger Sub nor the consummation by Parent, Purchaser and Merger Sub of the transactions contemplated hereby will (i) violate any provision of the respective certificate of incorporation or bylaws or similar governmental documents of Parent or Purchaser or any of its Subsidiaries, including Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which Parent or Purchaser or any of its Subsidiaries, including Merger Sub, is a party or by which any of them or any of their assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser or any of its Subsidiaries, including Merger Sub, or any of their assets; except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on Purchaser or Merger Sub.

                  (b) No material filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity or any third party is legally required to be made by Parent, Purchaser or Merger Sub in connection with the execution and delivery of this Agreement by Parent, Purchaser or Merger Sub or the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement, (ii) the filing of the Articles of Merger with the Secretary of State, and (iii) the lodgement of an announcement to the Australian Stock Exchange.

            5.4 Information to be Supplied.

                  (a) Each of the Proxy Statement and the other documents required to be filed by Purchaser with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and will not, on the date of its filing, and none of the information supplied or to be supplied by Parent, Purchaser and Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, in the case of the Proxy Statement on the dates the Proxy Statement is mailed to shareholders of the Company and at the time of the Shareholders' Meeting will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (b) Notwithstanding the foregoing provisions of this Section 5.4, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 4.8.

            5.5 Interim Operations of Merger Sub.

            Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

            5.6 Financing.

            Parent shall cause Purchaser and Merger Sub to have as of the date of this Agreement and immediately prior to the consummation of the Merger sufficient funds to enable Merger Sub to consummate the Merger on the terms contemplated by this Agreement.

            5.7 Beneficial Ownership of Shares.

            Neither Purchaser nor any of its Affiliates or Associates beneficially owns more than 5% of the outstanding shares of capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

            5.8 Brokers.

            Except for Merrill Lynch & Co. ("Merrill"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub. Purchaser is solely responsible for the fees and expenses of Merrill, which fees and expenses shall be paid by Purchaser at the Closing.

            5.9 No Other Representations or Warranties.

            Except for the representations and warranties contained in this
Article V, none of Parent, Purchaser, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Purchaser, Merger Sub or any of their respective Affiliates.

                                   ARTICLE VI

                                    COVENANTS

            6.1 Interim Operations of the Company.

            During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and in a manner not involving the entry by the Company or any Subsidiary into businesses that are materially different from the businesses of the Company and its Subsidiaries on the date hereof, and shall use reasonable best efforts to preserve their business organizations and goodwill intact, and maintain existing relations with suppliers, customers, employees, officers and directors. Without limiting the generality of the foregoing or as otherwise contemplated by this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

                  (b) (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) authorize, issue, deliver, sell, hypothecate or pledge or authorize or propose the issuance, delivery, sale, hypothecation or pledge of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements or upon exercise of the Warrants, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms and in each case to the extent the same are disclosed to the Purchaser on Section 4.2(a) of the Company Disclosure Schedule;

                  (c) amend the Company Articles, the Company Bylaws, the certificate of incorporation, bylaws or other organizational documents of any Subsidiary, or other similar governing documents of the Company or any Subsidiary;

                  (d) make any capital expenditures in excess of U.S.$125,000 in the aggregate, other than those which are made in the ordinary course of business and in accordance with the Company's capital budget previously provided to Purchaser, or which are necessary to maintain existing assets in good repair or to maintain operations as currently conducted;

                  (e) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (f) change its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP as concurred to by the Company's independent auditors;

                  (g) (i) fail to cause TOGA to operate the Comet Ridge Joint Venture and other TOGA operated permits in accordance with the terms of the applicable joint venture operating agreements and the relevant petroleum legislation and regulations in all material respects, or to maintain operatorship of the same, (ii) fail to cause TOGA to consult with Purchaser before it exercises any voting right it may have under the Comet Ridge Joint Venture and to take account of Purchaser's reasonable representations, (iii) fail to cause TOGA to provide Purchaser with production reports and management accounts and authorizations for expenditures in relation to the Comet Ridge Joint Venture, (iv) fail to cause TOGA to provide Purchaser with copies of all minutes of meetings of the Comet Ridge Joint Venture parties or use its reasonable best efforts to facilitate Purchaser's attendance at such meetings,
(v) cause TOGA to enter into any new gas supply agreements or amend any existing gas supply agreement without first consulting Purchaser, except in each case to the extent that it would violate Applicable Law to do so;

                  (h) (i) except as required by Applicable Law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees, or (ii) except for normal increases in the ordinary course of business consistent with past practice as set forth in Section 6.1(h) of the Company

Disclosure Letter, or except as required by Applicable Law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                  (i) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (k) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

                  (l) fail to provide Purchaser with any details relating to any proposed acquisition of or application for Oil and Gas Properties, including full details of any minimum exploration commitment in connection therewith, except to the extent it would violate Applicable Law to do so;

                  (m) fail to maintain its insurance policies in full force and effect, except to the extent such policies cease to be available on commercially reasonable terms, and in such event the Company shall notify Purchaser of such non-renewal or termination of policy; or

                  (n) or agree to do any of the foregoing.

            6.2 Acquisition Proposals.

                  (a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries and affiliates (as such term in used in Rule 12b-2 under the Exchange Act) to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives not to (i) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal or to any person in contemplation of an Acquisition Proposal, or (iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.2) or (B) requiring, intended to cause, or which could reasonably be expected to cause the Company to abandon, terminate or fail to consummate the merger or any other transaction contemplated by this Agreement (each an "Acquisition Agreement"). Any violation of the foregoing restrictions by any of the Company's Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and its board of directors may take any actions described in clause (ii) of this Section 6.2(a) with respect to a third party if at any time prior to the Effective Time (x) the Company receives a written Acquisition Proposal from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives) and
(y) such proposal constitutes, or the Company's board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal could reasonably be expected to lead to, a Superior Proposal, provided that the Company shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement. Notwithstanding the foregoing, the Company shall be entitled to waive any "standstill" or similar provision in any Acceptable Confidentiality Agreement which would preclude such Person from making an Acquisition Proposal to the Company, provided that such waiver is for the limited purpose of enabling such Person to make an Acquisition Proposal to the Company during the 45-day period following execution of such Acceptable Confidentiality Agreement, and any such waiver shall not constitute a breach of this Section 6.2. Nothing contained in this Section 6.2 shall prohibit the Company or its board of directors from taking and disclosing to the Company's shareholders a position with respect to an Acquisition Proposal to the extent required by Applicable Law.

                  (b) Neither (i) the Company's board of directors nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Purchaser or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser or Merger Sub), the approval, recommendation or declaration of advisability by the Company's board of directors or any such committee thereof of this Agreement, the merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") nor (ii) shall the Company or any of its Subsidiaries execute or enter into an Acquisition

Agreement. Notwithstanding the foregoing, at any time prior to the Effective Time, and subject to the Company's compliance at all times with the provisions of this Section 6.2 and Section 2.6, in response to a Superior Proposal, the Company Board may make a Company Adverse Recommendation Change; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change in response to a Superior Proposal (X) until three Business Days after the Company provides written notice to Purchaser (a "Company Notice") advising Purchaser that the Company's board of directors or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and (Y) if during such three Business Day period, Purchaser proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company's board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal) that such alternative transaction proposal is not at least as favorable to the Company and its shareholders from a financial point of view as the Superior Proposal (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Company Notice and a new three Business Day period under this Section 6.2(b)).

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, as promptly as practicable after receipt thereof, the Company shall advise Purchaser in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Purchaser copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Purchaser any non-public information concerning the Company or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Purchaser. The Company and shall keep Purchaser fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party.

                  (d) Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.2 and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person's consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on the Company's behalf.

                  (e) For purposes of this Section 6.2:

                        (i) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

                        (ii) The term "Superior Proposal" shall mean any bona fide written Acquisition Proposal made by a third party to acquire (which term shall include a parent to parent merger or other business combination with a similar result), directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50% or more of the equity securities of the Company, in each case on terms which the Company's board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by Purchaser in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by Purchaser hereto pursuant to this Section 6.2.

                  (f) Any references to the "Board" or the "Board of Directors of the Company" in this Section 6.2 shall mean the Independent Directors, acting in good faith and in accordance with their fiduciary obligations under Applicable Law.

            6.3 Access to Information.

            From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser and to its officers, employees, accountants, counsel and its authorized representatives (including environmental consultants) reasonable access during normal business hours upon reasonable prior notice all of its properties, contracts, books, commitments, records, data and books and personnel and, during such period, the Company shall furnish to Purchaser upon request (a) a copy of each report, letter, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act and
(b) such other information used in the operation of its business as Purchaser may reasonably request and the provision of which is not inconsistent with Applicable Laws or would represent a material breach of any agreements. Purchaser and its authorized representatives will conduct all such inspections in a manner which will minimize any disruptions of the business and operations of the Company and its Subsidiaries. Until the Effective Time, Purchaser will hold any such information in accordance with the provisions of the Confidentiality Agreement and will cause such information to be so held by their Representatives (as defined in the Confidentiality Agreement). Upon a termination of this Agreement pursuant to Section 8.1, Purchaser and its Representatives shall return (and hold confidential) all information provided pursuant to this Section 6.3 and all other Information (as defined in the Confidentiality Agreement) pursuant to the procedures set forth in the Confidentiality Agreement.

            6.4 Further Action; Reasonable Best Efforts.

                  (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  (b) The Company shall (i) take all actions necessary to ensure that no Applicable Law relating to state takeover or business combination matters or any similar Applicable Law is or becomes applicable to this Agreement, the merger or any of the other transactions contemplated by this Agreement and (ii) if any such Applicable

Law or similar Applicable Law becomes applicable to this Agreement, the merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Applicable Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

                  (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

                  (d) Each of the parties hereto shall use reasonable best efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement.

            6.5 Directors' and Officers' Insurance and Indemnification.

                  (a) For six years after the Effective Time, Purchaser shall cause the Surviving Corporation to indemnify and hold harmless, to the greatest extent permitted by law as of the date of this Agreement, the individuals who on or prior to the Effective Time were officers, directors and employees of the Company or its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time. Purchaser shall cause the Surviving Corporation to honor all indemnification agreements with Indemnitees (including under the Company's by-laws) in effect as of the date hereof in accordance with the terms thereof. The Company has disclosed to Purchaser all such indemnification agreements prior to the date of this Agreement.

                  (b) For six years after the Effective Time, Purchaser shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that if the annual aggregate premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then the Purchaser shall solely be obligated to provide such officers' and directors' liability insurance as may be obtained for 200% of such per annum rate of premium.

                  (c) The obligations of Purchaser under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.5 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 6.5 applies shall be third party beneficiaries of this Section 6.5).

                  (d) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and his or her heirs and representatives.

            6.6 Publicity.

            Neither the Company, Purchaser, Merger Sub nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

            6.7 Merger Sub.

            Purchaser will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and, to the extent permitted by the TBCA, in accordance with Article 5.16 of the TBCA, as soon as reasonably practicable following the completion of the Shareholders' Meeting and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Purchaser shall not, and shall not permit Merger Sub to take, any action that would result in the breach of any representation of Purchaser hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.1.

            6.8 Employee Benefits.

                  (a) Purchaser hereby agrees to, and agrees to cause the Surviving Corporation to, honor, and to make required payments when due under, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries in effect as of the date hereof that are applicable with respect to any employee, officer, director or executive or former employee, officer, director or executive of the Company or any Subsidiary thereof, including the Plans in existence as of the date hereof, and that are disclosed in Section 4.9 of the Company Disclosure Letter. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such contracts, agreements, arrangements, policies, plans and commitments in accordance with the terms thereof and with Applicable Law.

                  (b) In addition to the foregoing, Purchaser hereby agrees that, for a period of six months after the Effective Time, it shall continue to maintain benefits for the employees and former employees of the Company and its Subsidiaries which in the aggregate are no less favorable taken as a whole (on a value or cost basis) than those provided to them under the Plans on the date hereof.

                  (c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Surviving Corporation and its Subsidiaries, Purchaser shall cause the Surviving Corporation to cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Effective Time (a "Company Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its Affiliates prior to the Effective
Time) as service rendered to the Surviving Corporation, for purposes of eligibility to participate and vesting (and only for purposes of benefit accrual and determination of benefit levels solely with respect to service awards, vacation and severance); provided, however, that any benefits provided by the Surviving Corporation under any (i) ERISA Plans, (ii) nonqualified employee benefit or deferred compensation plans, stock option, bonus or incentive plans or (iii) other employee benefit or fringe benefit programs, that may be in effect generally for employees of the Surviving Corporation or its Subsidiaries from time to time, shall be reduced by benefits in respect of the same years of service under analogous plans, programs and arrangements maintained by or contributed to by the Company, the Surviving Corporation or their Subsidiaries. Surviving Corporation shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                  (d) Nothing in this Agreement shall be construed as requiring Purchaser or any of its Affiliates to employ any Company Employee for any length of time following the Effective Time. Nothing in this Agreement, express or implied, shall be construed to prevent Purchaser or its Affiliates from (i) terminating, or modifying the terms of employment of, any Company Employee following the Effective Time or (ii) terminating or modifying to any extent in accordance with its terms any Company benefit plan or any other employee benefit plan, program, agreement or arrangement that Purchaser or its Affiliates may establish or maintain; provided, however, that to the extent that, and for so long as, a Company Employee remains employed by Purchaser or any of its Subsidiaries during the six month period following the Effective Time, the compensation and benefits payable to such employee during such period shall be subject to Section 6.8(b).

            6.9 Other Covenants of Purchaser and Merger Sub.

                  (a) Other than with respect to the transactions contemplated specifically by the IPA, prior to the earlier to occur of the Effective Time or the date that is one year after the Shareholders Meeting, none of Purchaser, Merger Sub or their respective affiliates (which, for this purpose, shall include the Company and its Subsidiaries) shall, except as may be required by currently existing contractual requirements (whether contingent or otherwise) of the Company and its Subsidiaries, purchase, redeem or otherwise acquire any shares of the capital stock of the Company (other than Dissenting Shares) or any securities convertible into or exercisable for any shares of the capital stock of the Company (or enter into any agreement or tender offer therefor) for an effective price per share (on a Company Common Stock equivalent basis) that is less than the Merger Consideration.

                  (b) Prior to the Form 15 Date, none of Purchaser, Merger Sub or their respective affiliates shall cause or permit the Company to file a Form 15 (or successor form) with the SEC to de-register the Company with respect to its reporting obligations regarding the Company Common Stock. "Form 15 Date" means the earliest to occur of (i) the Effective Date, (ii) the two year anniversary of the Shareholders Meeting, or (iii) the date that Purchaser, Merger Sub and/or their respective affiliates own at least 90% of the then-outstanding shares of Company Common Stock.

                  (c) Prior to the date of the Shareholders Meeting, none of Purchaser, Merger Sub or their current affiliates (as in existence prior to taking into effect the transactions contemplated by this Agreement and the Interest Purchase Agreement) shall, other than entering into this Agreement and the Interest Purchase Agreement or consummating the transactions contemplated hereby (including, without limitation, any alternative transaction by Purchaser in accordance with Section 6.2(e) hereof) and thereby, enter into any transaction with the Company or its affiliates (as in existence prior to taking into effect the transactions contemplated by this Agreement and the Interest Purchase Agreement) unless such transaction is approved by a majority of the Independent Directors.

                                   ARTICLE VII

                              CONDITIONS TO MERGER

            7.1 Conditions to Each Party's Obligation To Effect the Merger The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by Applicable Law):

                  (a) This Agreement and the Merger shall have been adopted and approved by the Required Vote;

                  (b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal; and

                  (c) Other than filing the Articles of Merger in accordance with the TBCA, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on any party to this Agreement.

                  (d) All material consents and approvals of any Person that the Company or any of its Subsidiaries are required to obtain in connection with the consummation of the Merger, including consents and approvals from parties to loans, contracts, leases or other agreements, shall have been obtained, and a copy of each such consent and approval shall have been provided to Purchaser at or prior to the Closing, except for such consents and approvals the failure of which to be obtained individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on the Company; provided, however, that with respect to any required consent that is not obtained, this condition will be deemed to be satisfied unless Purchaser and Merger Sub shall have used their respective best efforts to have caused the Company to have obtained such consent.

                  (e) All of the closing conditions under the Interest Purchase Agreement, dated as of the date hereof, by and among the Purchaser and Slough Estates plc (the "IPA") (other than those conditions which relate to actions to be taken at the closing of the Transfer (as defined in the IPA) and the other transactions contemplated by the IPA) have been satisfied or waived (subject to Applicable Law and in accordance with the terms of the IPA) and the consummation of the Transfer and the other transactions contemplated by the IPA shall have occurred; provided that this condition shall be deemed satisfied if the Effective Time occurs simultaneously with the closing of the Transfer and the other transaction contemplated by the IPA.

                                  ARTICLE VIII

                                   TERMINATION

            8.1 Termination.

            Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder adoption of this Agreement:

                  (a) By the mutual consent of Purchaser and the Company in a written instrument.

                  (b) By either the Company or Purchaser upon written notice to the other, if:

                        (i) the Effective Time shall not have been occurred on or before December 31, 2005 (the "Outside Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or before such date;

                        (ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.4); or

                        (iii) the IPA terminates in accordance with its terms.

                  (c) By Purchaser:

                        (i) at any time prior to the Effective Time upon written notice to the Company, if there shall have been a material breach by the Company of any representations, warranty, covenant or agreement set forth in this Agreement, which breach would reasonably be expected to result in any condition set forth in Section 7.1 not being satisfied and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 30 days following the receipt by the Company of written notice of such breach from Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein and provided further that with respect to any uncured breach, Purchaser and Merger Sub shall have used their respective best efforts to have caused the Company to cure such breach within such timeframe); or

                        (ii) if, prior to the Effective Time upon written notice to the Company, the Board shall have withdrawn, modified or changed in a manner adverse to Purchaser or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed a definitive agreement relating to an Acquisition Proposal with a Person other than Purchaser or Merger Sub.

            8.2 Effect of Termination.

            In the event of the termination of this Agreement as provided in
Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Purchaser, Merger Sub or the Company, except (a) as set forth in Section 9.1 of this Agreement and (b) with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 Fees and Expenses.

                  (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 9.1(b) and 9.1(c).

                  (b) If this Agreement is terminated by Purchaser pursuant to
Section 8.1(c)(ii), then the Company shall pay to Purchaser in immediately available funds a termination fee in an amount equal to U.S.$12.0 million (the "Termination Fee").

                  (c) If (i) this Agreement is terminated by Purchaser or the Company pursuant to Section 8.1(b)(i) or 8.1(b)(iii) and (ii)(A) an Acquisition Proposal has been made and publicly announced or communicated to the Company's shareholders after the date of this Agreement and prior to the effective date of such termination and (B) concurrently with or within 9 months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within one Business Day of the occurrence of such a Third Party Acquisition Event (including any revisions or amendments thereto), if any, pay to Purchaser the Termination Fee.

                  (d) Any payment of the Termination Fee pursuant to this
Section 9.1 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement) by wire transfer of immediately available funds. If the Company fails to pay to Purchaser the Termination Fee when due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate for leading money center banks as published in The Wall Street Journal from the date such fee was required to be paid to the date it is paid.

            9.2 Amendment; No Waiver.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Purchaser and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment and (ii) after the adoption of this Agreement by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders and each party's board of directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (y) prior to the Effective Time, any term of the Company Articles or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

            9.3 Survival.

            The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective TIME. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

            9.4 Notices.

            All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to the Company, to:

            Tipperary Corporation
            633 17th St.
            Suite 1800
            Denver, CO 80202
            Telephone: 303-293-9379
            Facsimile: 303-293-3428
            Attention: David Bradshaw

            with copies to:

            Jones & Keller, P.C.
            1625 Broadway
            16th Floor
            Denver, CO 80202
            Telephone: 303-573-1600
            Facsimile: 303-573-8133
            Attention: Reid Godbolt

            and

            Eugene I. Davis
            c/o PIRINATE Consulting Group, LLC
            5 Canoe Brook Drive
            Livingston, NJ  07039
            Telephone: 973-533-9027
            Facsimile: 973-535-1843

                  (b) if to Purchaser or Merger Sub, to:

            Santos International Holdings Pty Ltd.
            Ground Floor Santos House
            91 King William Street
            Adelaide 5000
            South Australia
            Telephone: 61 8 8218 5111
            Facsimile: 61 8 8218 5287
            Attention: Company Secretary

            with a copy to:

            Chamberlain, Hrdlicka, White, Williams & Martin
            1200 Smith Street, Suite 1400
            Houston, Texas 77002
            Telephone: 713 658-1818
            Facsimile: 713 658-2553
            Attention: Ralph K. Miller, Jr.

            9.5 Interpretation; Definitions.

            When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

            The following terms have the following definitions:

                  (a) "Acceptable Confidentiality Agreement" means an agreement that imposes obligations and restrictions on the counterparty thereto which are substantially similar to the terms that are binding on the other party to this Agreement, as applicable, under the Confidentiality Agreement.

                  (b) "Business Day" means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of New York.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended.

                  (d) "Comet Ridge Joint Venture" means each of the unincorporated joint ventures between: (i) the current parties to the Model Form Operating Agreement dated 15 May 1992 between Tri-Star Petroleum Company, Bert Wallace, Tipperary Oil and Gas Corporation, Piper Petroleum Company, Amerind Oil Co. Ltd, Nations Bank of Texas NA (Trustee for Trust #1190, 1191, 1362, 1363 and
1364), Byron L. Keil and Mary Ann Keil (Co-Trustees of the Byron L. Keil and Mary Ann Keil Revocable Trust Agreement dated 3/18/88), Curbstone Ltd, John H. Davis and Clovelly Oil Company, Inc; (ii) the current parties to the Model Form Operating Agreement dated 17 December 2002 between Tipperary Oil & Gas (Australia) Pty Ltd, Craig Ltd, the Estate of W.D. Kennedy, Origin Energy CSG Limited, Oil Company of Australia (Moura) Pty Ltd, OCA (CSG) Pty Limited, Tipperary CSG Inc, Tipperary Corporation, Tipperary Queensland Inc and Wilbanks Pecos County Production Company Inc; and (iii) the current parties to the Model Form Operating Agreement dated 25 November 2003 between Tipperary Oil & Gas (Australia) Pty Ltd (as Operator) and Craig Ltd, The Estate of W.D. Kennedy, Origin Energy CSG Limited, Oil Company of Australia (Moura) Pty Ltd, OCA (CSG) Pty Limited, Tipperary CSG Inc, Tipperary Corporation, Tipperary Queensland Inc and Wilbanks Pecos County Production Company Inc.

                  (e) "Company Assets" means all of the properties and assets (real, personal or mixed, tangible or intangible) of the Company and its Subsidiaries.

                  (f) "Confidentiality Agreement" means that certain confidentiality agreement, dated April 11, 2005, by and among the Company, TOGA, Purchaser and Slough Estates plc.

                  (g) "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided, however, that no Australian gas sales contract entered into in the ordinary course of business consistent with past practice shall constitute a "Derivative Transaction."

                  (h) "Environmental Claim" means any claim, lien, action, demand, proceeding, investigation or written notice to the Company or its Subsidiaries by any Person or entity alleging non-compliance with or potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries or penalties) arising out of, based on, or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation of any applicable Environmental Law.

                  (i) "Environmental Laws" means all Applicable Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (i) Applicable Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (ii) the Occupational Safety and Health Act.

                  (j) "Hazardous Substance" means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials or lead or lead-based paint or materials, (iii) any substance, material or waste that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise dangerous under any Environmental Laws or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous.

                  (k) "knowledge" means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.5(j) of the Company Disclosure Letter, after due inquiry.

                  (l) "Litigation" means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker's compensation claims).

                  (m) "Material Adverse Effect" means with respect to the Company (i) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse
Effect: (A) changes and effects attributable to changes in Laws of general applicability or interpretations thereof by courts or governmental authorities,
(B) any change in GAAP, (C) changes and effects attributable to or resulting from changes in general industry conditions or general economic conditions, including changes in commodity prices, (D) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement, (E) any action or omission of the Company or Purchaser or any Subsidiary of any of them taken with the prior written consent of the other party hereto, and (F) with respect to Purchaser or Merger Sub, any circumstance, change, event or effect which materially impairs the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, and (G) changes and effects attributable to the announcement or pendency of this Agreement or the Merger; or (ii) any change or effect that prevents or materially impedes or delays the consummation by the Company of the Merger and the other transactions contemplated hereby.

                  (n) "Oil and Gas Properties" means all of the Company's or any of its Subsidiaries' right, title and interest in, to and under, or derived from oil and gas leases, licenses, authorities to prospect and rights, Wells and Units, including all land, facilities, personal property and equipment, contracts and information pertaining or relating thereto.

                  (o) "Permitted Exceptions" means (i) statutory Liens for current taxes, assessments or other governmental charges not yet delinquent (or that may subsequently be paid without penalty) or the amount or validity of which is being contested in good faith; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity; (iv) Liens relating to purchase money security interests entered into in the ordinary course of business consistent with past practice; (v) Liens relating to lessors' interests in leased tangible personal property; (vi) with respect to real property, the standard exceptions to title which appear as part of Chicago Title Insurance Company's printed form of title insurance policy; (vii) any other covenants, conditions, restrictions, reservations, rights, claims, rights-of-ways, easements and other encumbrances or matters of record affecting title which do not, individually or in the aggregate, have a material adverse effect on the value or current use of the assets of the party subject to such Lien, taken as a whole; (ix) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other similar obligations; and (x) Liens securing obligations reflected on the Company Balance Sheet.

                  (p) "Person" means any natural Person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

                  (q) "Release" means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

                  (r) "Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                  (s) "Subsidiary" means with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person; and in addition, with respect to any representation and warranty of the Company, the term Subsidiary shall mean any such other Persons of which 50% or more of such securities or other interests are or were at any time directly or indirectly owned by the Company, provided that the Company's representation and warranty with respect to such Subsidiary shall only relate to the period during which the Company directly or indirectly owned such Subsidiary.

                  (t) "Tax" or "Taxes" mean all federal, state, local or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, payroll, withholding, unemployment insurance, social security, sales, use, service, leasing, excise, goods and services, franchise, gross receipts, value added, alternative or add-on minimum, estimates, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, or other Tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty or addition thereto, whether disputed or not.

                  (u) "Third Party Acquisition Event" means the consummation of an Acquisition Proposal involving the purchase of at least 2/3rds of the equity securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

                  (v) "TOGA" means Tipperary Oil and Gas Australia Pty Ltd.

                  (w) "TOGA Credit Facility" means that certain senior credit facility of AUS$150,000,000 with the Australia and New Zealand Banking Group Ltd. and BOS International (Australia), Ltd.

                  (x) "Unit" means the area covered by a unitization, communitization or pooling agreement or order applicable to Wells, but only as to those formations in which a Well or Wells are currently completed and producing Hydrocarbons.

                  (y) "Well" means a well for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons.

            9.6 Headings; Schedules.

            The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter, the Slough Disclosure Letter or Merger Sub Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

            9.7 Counterparts.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

            9.8 Entire Agreement.

            This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

            9.9 Severability.

            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            9.10 Governing Law.

            This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of law thereof.

            9.11 Assignment.

            Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

            9.12 Parties in Interest.

            This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Sections 6.5 and 9.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, shareholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

                                     ******

            IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                         Signed for and on behalf of SANTOS
                                         INTERNATIONAL HOLDINGS PTY LTD.
                                         A.B.N. 57 057 585 869 by its duly
                                         appointed Attorney in the presence of:


                                         ___________________________________
                                         Witness
                                         Printed Name:______________________

                                         ___________________________________
                                         Attorney
                                         Printed Name:______________________

                                         SANTOS ACQUISITION CO.

                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

                                         TIPPERARY CORPORATION

                                         By:________________________________
                                         Name:______________________________
                                         Title:_____________________________

Santos Ltd. joins in the execution and delivery of this Amended and Restated Agreement and Plan of Merger dated July 4, 2005 by and among Santos International Holdings Pty Ltd, Santos Acquisition Co. and Tipperary Corporation for the limited purpose of evidencing the agreement of Santos Ltd. to be bound by and subject to the provisions of Sections 2.1, 3.2(a), 5.1, 5.2, 5.3, 5.4,
5.6 and 5.9 of said Agreement.

                                         Signed for and on behalf of SANTOS LTD.
                                         A.B.N. 80 007 550 923 by its duly
                                         appointed Attorney in the presence of:

                                         __________________________________
                                         Witness
                                         Printed Name:_____________________

                                         __________________________________
                                         Attorney
                                         Printed Name:_____________________